EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into and is effective as of June 18, 2007, by and between CareGuide, Inc., a Delaware corporation (the “Company”), and Thomas L. Tran (“Employee”).

In consideration of the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.         Employment. The Company hereby employs Employee in the capacity of President and Chief Financial Officer, reporting to the Company’s Chief Executive Officer. Beginning no later than January 1, 2008, Employee will also assume responsibility for all Company operations as Chief Operating Officer. Employee accepts such employment and agrees to diligently, conscientiously and exclusively perform such services as are customary to such office and as shall from time to time be assigned to him by the Chief Executive Officer or the Company’s Board of Directors (the “Board”). Employee’s employment will be on a full-time business basis requiring the devotion of substantially all of his productive business time for the efficient and successful operation of the business of the Company.

2.         Conditional Agreement; Term. The employment hereunder shall be for a one year period commencing as of the date hereof, unless earlier terminated as provided in Section 4 (the “Initial Term”). This Agreement shall be automatically renewed for successive one-year periods upon the expiration of the Initial Term unless earlier terminated as provided in Section 4, unless either party serves upon the other written notice of non-renewal at least ninety (90) days prior to the expiration of the Initial Term or any subsequent anniversary thereof. The parties expressly agree that designation of a term and renewal provisions in this Agreement does not in any way limit the right of the parties to terminate this Agreement at any time as hereinafter provided. Reference herein to the term of this Agreement shall refer both to the Initial Term and any successive term as the context requires.

3.	Compensation and Benefits

3.1        Salary. For the performance of Employee’s duties hereunder, the Company shall pay Employee a salary at the annualized rate of $250,000 (the “Base Compensation”).

3.2	Bonuses.

(a) Employee will be guaranteed a bonus for Employee’s work through December 31, 2007 based on the number of days employed in 2007, divided by 365, times $125,000. Beginning in calendar year 2008, and thereafter while this Agreement is in effect, the Employee shall be eligible to receive a discretionary calendar year annual bonus in an amount of up to fifty percent (50%) of Base Compensation. The award of the bonus shall be subject to the satisfaction of mutually agreed upon performance goals beginning in the 2008 calendar year. Performance goals will be established within the first ninety (90) days of each calendar year, beginning with the 2008 calendar year. It shall be the Employee’s obligation to initiate the goal setting process by making a written recommendation to the CEO and Board in advance of, or within the first quarter of, each calendar year and the Board is under no obligation to consider a bonus for the Employee should he fail to do so. If the Company and the Employee are unable to agree on mutually acceptable performance goals, then the Company shall not be responsible for the payment of any bonus other than the initial guaranteed bonus described above. The Company, in its sole discretion, shall determine the extent to which the performance goals upon which the annual bonus is based have been achieved. Employee must remain an active employee through the end of the applicable bonus year, unless Employee is terminated Without Cause1 or this Agreement is terminated by Employee for Good Reason¹, and will not earn any bonus if employment is terminated by Employee without Good Reason¹ or by Company for Cause¹ before the end of the bonus year.

3.3        Payment and Withholding. All payments required to be made by the Company to the Employee shall be made in accordance with the Company’s normal payroll practices and shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

3.4        Personnel Policies and Benefits. Unless otherwise specified herein, the Employee’s employment is subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. The Employee will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during his employment. For this purpose, Employee will be considered “similarly situated” to the executive level officers of the Company. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of the plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. While this Agreement is in effect the Company agrees to maintain at its expense a group life insurance program in which the Employee is eligible to apply for coverage and name the beneficiary or beneficiaries and a group long term disability insurance program in which the Employee is eligible to apply for coverage.

3.5       Stock Options. As resolved by the Company’s Board, Employee will participate in the Company’s Stock Option Plan at an initial ownership level of 1.75 million option shares. The Board has committed to hold an interim meeting to grant these options effective on the date employment begins. These shares will vest on a quarterly basis, with 6.25% of this initial options grant vesting on the first day of each quarter of a year following the Employee’s start date. For example, the first vesting shall occur on September 18, 2007, followed by December 18, 2007, etc., until the entire initial options grant is vested after four years. Should there be a change of control of Company, Employee will vest immediately in all outstanding shares. Should Company amend its capital structure, including an expected new financing which would ultimately result in the issuance of additional shares on a fully diluted basis, Employee will be granted additional option shares that will maintain Employee’s pro-rated ownership as of the start of Employee’s employment on a fully diluted basis. In any case, Employee’s ownership position will be no lower than 2.25% of outstanding shares on a fully diluted basis, and this ownership position will be protected and maintained through December 31, 2007. Additionally, the Employee’s ownership position will be protected and maintained from January 1, 2008 through June 17, 2008, but only in the event that the expected new financing occurs in that period, and it is understood that such protection exists only for dilution caused by the new financing event. Protection for the new financing event is up to and including an additional $20 million of funding.

3.6        Reimbursement of Expenses. Employee shall be eligible to be reimbursed for all reasonable business expenses, including but not limited to expenses for travel, meals, and entertainment incurred by Employee in connection with and reasonably related to the furtherance of the Company’s business in accordance with the Company’s policy. Employee shall submit expense reports and receipts documenting the expenses incurred in accordance with Company policy.

3.7 Relocation and Commutation Expenses. Company agrees to reimburse Employee up to $75,000, with any taxable reimbursements grossed up for income taxes, to offset any of the following expenses Employee may incur in connection with his relocation and/or commute: real estate commission, closing costs, physical move of personal belongings; or air fare and travel expenses to/from your current

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1 Terms defined below

residence to company headquarters; and/or living expenses, including hotel or apartment lease, car rental, health club membership, other reasonable living expenses and incidentals. All expenses will be reimbursed to Employee upon your submission of receipts for same. In any case, the total amount of reimbursement for these expenses is not to exceed $75,000 without specific written approval from Company’s Board.

4.	Termination

4.1        Termination Events. The employment of the Employee and the Term of this Agreement will terminate upon the occurrence of any of the following events (“the Termination Event”):

(a)	The Employee’s Death;

(b)         The Employee’s “Disability,” defined, subject to applicable state and federal law, as termination by the Company because the Employee is unable to perform the essential functions of Employee’s position (with or without reasonable accommodation as such term is defined in the Americans with Disabilities Act) for six months in the aggregate during any twelve month period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act and other applicable law.

(c)          Employee is discharged by the Company for “Cause”. As used in this Agreement, the term “Cause” shall mean a determination by the Company that:

(i)         Employee has engaged in theft, dishonesty in connection with performance of his duties that has a material adverse impact on the Company or its reputation, or falsification of any Company documents or records or in conduct constituting a felony or a misdemeanor involving dishonesty or moral turpitude; or

(ii)          Employee has failed substantially to perform his duties with the Company (other than any such failure resulting from the Employee’s absence due to approved or legally protected leave) after written demand of no less than ten (10) days for substantial performance is requested by the Company, which demand specifically identifies the manner in which it is claimed Employee has not substantially performed his duties, or

(iii)         Employee is engaged, or has engaged, in conduct which has, or would reasonably be expected to have, a direct and material adverse effect on the Company; or

(iv)        Employee has materially breached this Agreement, any other agreement between the Employee and the Company, or Employee’s duty of loyalty to the Company which breach remains uncured by for a period of thirty (30) days following receipt of written notice thereof to the Employee from the Company.

In the event a failure or breach under (ii) or (iv) above is based on completed actions that cannot be undone, and therefore not, in the opinion of the Company, capable of cure, Employee may be terminated immediately provided it pays the Employee for the cure period. No termination shall be effected for Cause unless Employee has been provided with a written notice that states with reasonable specificity the acts or omissions which form the basis of the Company’s decision.

(d)         Employee is terminated by the Company “Without Cause”, which the Company may do upon its election, regardless of whether it also has the option to terminate for Cause, upon at least two weeks’ prior written notice, which may constitute a paid leave of absence at the Company’s discretion, and which notice shall specify the date of such termination.

(e)        Employee terminates his employment due to “Good Reason,” which shall mean that any of the following has occurred (i) a material diminution or adverse change in Employee’s positions2, titles², status, rank, reporting relationship, nature of responsibilities or authority; or (ii) a reduction in salary or incentive bonus target; or (iii) a relocation to a location more than 35 miles from the Coral Springs, Florida corporate office; or (iv), Employee will not be assigned responsibility for the Company’s operations as Chief Operating Officer by January 1, 2008; provided however, that any actions taken by the Company to accommodate a disability of the Employee or pursuant to the Family and Medical Leave Act shall not be a Good Reason for purposes of this Agreement. The Employee may elect to terminate for Good Reason within thirty (30) days of the Employee’s becoming aware of the existence of Good Reason, so long as the Company has not previously notified the Employee of its decision to terminate his employment.

(f)        Employee terminates his employment without Good Reason, which Employee may do at any time with at least 30 days advance notice.

(g)       Either party notifies the other of non-renewal in accordance with Section 2 above, which shall be treated as a termination Without Cause if such notice is given by the Company, or a termination without Good Reason if such notice is given by Employee.

(h)        If at any time during the course of this Agreement the parties by mutual consent decide to terminate this Agreement, they shall do so by separate agreement setting forth the terms and condition of such termination.

4.2	Effects of Termination

(a)        Upon termination of Employee’s employment hereunder for any reason, the Company will pay Employee all amounts owed to Employee through the date of Termination. Any amounts earned by Employee as of the date of Termination but due to be paid Employee at a future date shall be paid when otherwise due, in accordance with applicable law. Upon termination, the entitlement of the Employee or his Estate to benefits, or to continuation or conversion rights, under any Company sponsored benefit plan shall be determined in accordance with applicable law and the provisions of such plan.

(b)         Upon termination of Employee’s employment under Sections 4.1 (d) or (e), if the Employee executes, and does not revoke, a Separation Agreement and Release in a form generally accepted in the legal community and to include a non-disparagement clause, a confidentiality clause, agreement for the return of company property, and agreement to comply with post-termination obligations to the company as set forth in the Employment Agreement and Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement, the Company shall pay Employee, on the Company’s regular payroll dates, commencing on the first such date that occurs at least eight days following the Employee’s execution of the Separation Agreement and Release, amounts equal to the then applicable Base Compensation, excluding bonus, for a period of twelve (12) months; a bonus for a period of twelve (12) months at the greater of (a) the bonus earned or received for the year immediately preceding the termination, or (b) the amount of bonus eligible for the year during which the termination occurs; and if the Employee timely elects and remains eligible for continued healthcare coverage under COBRA, the

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2 An exception to title or position change leading to “Good Cause” is that the Company may hire a Chief Financial Officer and/or Chief Operating Officer so long as they report to Employee in his position as President.

Company will pay the COBRA premiums for equivalent coverage and benefits to the Company’s health plan for the period the Employee is receiving severance under this Agreement or until the Employee is eligible for health care coverage under another employer’s plan, whichever period is shorter. In addition, Employee’s stock options will continue to vest for a period of 12 months following termination of Employment Agreement under Sections 4.1 (d) or (e).

(c)          Following a Termination Event, both the Employee and the Company agree not to make to any person, including but not limited to customers of the Company, any statement that disparages the other or which reflects negatively upon the other in any manner likely to be harmful to them or their business, business reputation or personal reputation, including but not limited to statements regarding the Company’s financial condition, its officers, directors, shareholders, employees and affiliates; provided that both the Employee and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company’s obligations under this section are limited to the Company’s officers and directors and Company representatives with knowledge of this provision.

(d)        Following a Termination Event, Employee shall fully cooperate with the Company in all matters relating to the winding up of Employee’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other Employees as may be designated by the Company.

5.	General Provisions

5.1        Assignment. Neither party may assign or delegate any of his or its rights or obligations under this Agreement without the prior written consent of the other party. Provided however, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and permitted assigns and Employee and Employee’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join and be bound by the terms and conditions hereof.

5.2       Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements between the parties. The parties hereto have entered into a Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement which may be amended by the parties from time to time without regard to this Agreement. The Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement, contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.

5.3        Modifications. This Agreement may be changed or modified only by an agreement in writing signed by both parties hereto.

5.4        Prior Agreements. This Agreement supersedes all prior written and verbal agreements with the Company and/or its Board of Directors and shall govern all future employment obligations.

5.5        Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

5.6        Governing Law. This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of Delaware.

5.7        Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

5.8        Further Assurances. The parties will execute such further instruments and take such further actions as may be reasonably necessary to carry out the intent of this Agreement.

5.9        Notices. Any notice expressly provided for under this Agreement shall be in writing, shall be given either by hand delivery, by courier, or by mail and shall be deemed sufficiently given when actually received by the party to be notified, or, if delivered by courier, when delivered to the party’s address as set forth below, or when mailed, if mailed by certified or registered mail, postage prepaid, addressed to the party’s address as set forth below. Either party may, by notice to the other party, given in the manner provided for herein, change their address for receiving such notices.

•	If to the Company, to the Chief Executive Officer in person or to its corporate headquarters at the time notice is given, “Attention: Chief Executive Officer”.
•	If to the Employee, to him in person or to his home address as listed in Company records at the time notice is given.

5.10      No Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of that provision, nor prevent that party thereafter from enforcing that provision of any other provision of this Agreement.

5.11      Legal Fees and Expenses. In the event of any disputes under this Agreement, each party shall be responsible for their own legal fees and expenses which it may incur in resolving such dispute, unless otherwise prohibited by applicable law or a court of competent jurisdiction.

5.12      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement, effective as of the day and year first above written.

CareGuide, Inc.	EMPLOYEE:

By: _/s/Chris Paterson__________________	/s/ Thomas L. Tran________________
Name: Chris Paterson	Thomas L. Tran

Title: CEO